Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES PARTICIPATION IN CITI’S 2025 GLOBAL PROPERTY
CEO CONFERENCE AND PROVIDES UPDATE ON RENT COLLECTION FROM PROSPECT MEDICAL

NASHVILLE, Tennessee, February 28, 2025 - Healthcare Realty Trust Incorporated (NYSE:HR) ( “Healthcare Realty” or the “Company”) today announced that members of the Company’s management team will participate in Citi’s 2025 Global Property CEO Conference on March 3 – 4, 2025. The Company also published an updated investor presentation in advance of the conference and other upcoming investor meetings. The presentation is available at the Investor Relations section of the company’s website at https://investors.healthcarerealty.com/corporate-profile/.

Healthcare Realty also announced the partial collection of rent payments from Prospect Medical for the months of January and February 2025, totaling $0.4 million. As the Company has previously disclosed, Prospect Medical filed for Chapter 11 bankruptcy protection on January 11, 2025. Prospect leases 81,000 square feet from the Company, representing approximately $2.9 million of annual revenue. The Company can provide no assurance that it will be able to recover additional unpaid rent from Prospect Medical or timely relet space related to any leases rejected in bankruptcy.

About Healthcare Realty

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty's portfolio includes over 650 properties totaling 38.4 million square feet concentrated in 15 growth markets. For more information regarding Healthcare Realty, visit www.healthcarerealty.com.

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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.